Exhibit 27(e)(2)

  APPLICATION FOR GROUP ANNUITY CONTRACT

[	Voya Retirement Insurance and Annuity Company A member of the Voya® family of companies PO Box 990063 Hartford, CT 06199-0063 ]

As used on this form, the term “Voya,” “VRIAC,” “Company,” “we,” “us” or “our” refers to your plan’s funding agent and/or services provider. That entity is VRIAC. Contact us for more information.

l. APPLICANT INFORMATION

[ Applicant Name (Employer/Contract Holder)

Address

City	State	ZIP

Tax Identification #	]

2. ACCOUNT INFORMATION

[ Full Legal Plan Name

Type of Organization

☐	Governmental Organization
☐	State, local, county, municipality
☐	Healthcare
☐	Public School
☐	K-12
☐	High Education
☐	For Profit Organization
☐	Corporation
☐	Unincorporated (e.g. partnerships, self-employed & S Corporations)
☐	Tax-exempt Organization (includes churches, healthcare organizations and private education organizations)
☐	501(c)(3) Organization (IRS tax-exempt status letter required to be submitted for organizations formed after 10/9/69)
☐	Church, qualified and non-qualified church controlled organizations
☐	Healthcare
☐	Education
☐	501(c)(__) Organization. Type of Entity _________________________
☐	Multiple Employer Plan
☐	Pooled Employer Plan
☐	Other (specify) _______________________________________________

Type of Plan (Select one.)

403(b) Plan

☐	403(b) Non-ERISA public schools and ERISA exempt 501(c)(3) organizations
☐	403(b) ERISA (generally, 501(c)(3) organization sponsoring a 403(b) with employer and/or employee contributions)

401(a)/(k) Plan

☐	401(a)
☐	401(k) - employee salary deferral plan

457 Plan

☐	Governmental 457(b) (including public schools)
☐	Tax-exempt 457(b) top hat (for select management and/or highly compensated employees)
☐	Tax-exempt 457(b) (only non-qualified church controlled organizations)

Other (specify) ______________________________________

Product (Select one. All products may not be available in all states.)

☐ Voya Custom Choice II	☐ RetireFlex - MF (Fixed Account-457/401)
☐ Voya Retirement Choice II (Fixed Plus Account III)	☐ RetireFlex - MF (Fixed Account B)
☐ Voya Retirement Plus II	☐ RetireFlex - SA
☐ Other (specify) __________________________

ERISA Status

Is this Plan subject to ERISA Title I?  ☐ Yes  ☐ No

If “Yes,” indicate the Plan Anniversary (Month/Day) (required) ____________________________ ]

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3. IMPORTANT NOTICES

[ To help the government fight the funding for terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each entity who opens an account. What this means to you: When you apply for an annuity, we will ask for your entity’s name, address, taxpayer identification number, and other information that will allow us to identify entity ownership. We may also ask to see articles of incorporation or other identifying documents.

Below are notices that apply only in certain states. Please read the following carefully to see if any apply in your state.

Alaska, Maine: Information provided by the applicant are representations and not warranties.

ALASKA:

If you need additional information regarding the benefits and provisions within this contract, please submit a written request to Customer Service, One Orange Way, Windsor, CT 06094-4774, Telephone Number: 1-800-654-8065. Upon receipt of your request, we will provide you with the requested information within 10 days.

Arizona Right to Cancel Notice: The contract owner can request at any time information from the Company regarding benefits and provisions of this contract and the Company will respond within a reasonable period of time and provide the requested reasonable factual information. If for any reason you are not satisfied with the Contract you may return it within fifteen days of receipt, or within thirty days of receipt if you are sixty-five years of age or older as of the date the application was signed or if the Contract is replacing another existing life insurance or annuity contract, for a refund of all deposits.

California: For your protection California law requires the following to appear on this form. Any person who knowingly presents false or fraudulent information to obtain or amend insurance coverage or to make a claim for the payment of a loss is guilty of a crime and may be subject to fines and confinement in state prison.

Kansas: Any person who knowingly presents false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance may be guilty of fraud as determined by a court of law and may be subject to fines and confinement in prison.

Kentucky: Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance containing any materially false information or conceals, for the purpose of misleading, information concerning any fact material thereto commits a fraudulent insurance act, which is a crime.

New Jersey: Any person who includes any false or misleading information on an application for an insurance policy is subject to criminal and civil penalties.

New Mexico: Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to civil fines and criminal penalties.

Ohio: Any person who, with intent to defraud or knowing that he is facilitating a fraud against an insurer, submits an application or files a claim containing a false or deceptive statement is guilty of insurance fraud.

Oklahoma: WARNING - Any person who knowingly, and with intent to injure, defraud or deceive any insurer, makes any claim for the proceeds of an insurance policy containing any false, incomplete or misleading information is guilty of a felony.

Pennsylvania: Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance or statement of claim containing any materially false information or conceals for the purpose of misleading, information concerning any fact material thereto commits a fraudulent insurance act, which is a crime and subjects such person to criminal and civil penalties.

Puerto Rico: Any person who knowingly and with the intention of defrauding presents false information in an insurance application, or presents, helps, or causes the presentation of a fraudulent claim for the payment of a loss or other benefit, or presents more than one claim for the same damage or loss, shall incur a felony and, upon conviction, shall be sanctioned for each violation with the penalty of a fine of not less than five thousand ($5,000) dollars and not more than ten thousand ($10,000) dollars, or a fixed term of imprisonment for three (3) years, or both penalties. Should aggravating circumstances be present, the penalty thus established may be increased to a maximum of five (5) years; if extenuating circumstances are present, it may be reduced to a minimum of two (2) years.

Washington: It is a crime to knowingly provide false, incomplete, or misleading information to an insurance company for the purpose of defrauding the company. Penalties include imprisonment, fines, and denial of insurance benefits.

Alabama, Arkansas, District of Columbia, Georgia, Hawaii, Iowa, Louisiana, Maine, Massachusetts, Michigan, Mississippi, Montana, Nebraska, Nevada, New Hampshire, North Carolina, North Dakota, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, West Virginia, Wisconsin, and Wyoming: Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

]

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4. CONTRACT HOLDER SIGNATURE AND AUTHORIZATION

By signing this form, I understand that:

•	I am selecting an annuity product to fund a tax-deferred arrangement;
•	the tax laws provided for deferral of taxation of earnings on participant account balances; and
•	although the annuity provides features and benefits that may be of value to participants, it does not provide any additional deferral of taxation beyond that provided by the tax-deferred arrangement itself.

Additionally, I acknowledge that the pre-filled information, as well as the information I have provided is complete and accurate. I further understand that the Company is entitled to rely exclusively on information provided on this form.

All payments and values provided by the group Contract, when based on the investment experience of the Separate Account, are variable and are not guaranteed as to fixed dollar amount. Amounts allocated to the Guaranteed Accumulation Account, if available and withdrawn before a guaranteed term maturity date, and/or amounts allocated to the Fixed Account, if applicable, may be subject to a market value adjustment. The market value adjustment may result in an increase, or a decrease, in a participant’s account value.

I acknowledge receipt of the current annuity prospectus for the group annuity contract or contract disclosure booklet, as well as current fund prospectuses for each of the variable investment options. I HAVE ATTACHED A COPY OF PROSPECTUS RECEIPT TO THIS APPLICATION (required for registered contracts only). The Effective Date of the Contract is the Contract Holder’s date of signature below.

Contract Holder Signature	Date

Title	City/Town and State Where Signed

Witness Signature	Date

5. PRODUCER SIGNATURE

Producer Name	License # (if applicable)

Producer Signature	Date

155634 (11/23)	Page 3 of 3- Incomplete without all pages.	Order #170097 11/30/2023
TM: DCPLNINSTL/PLNINTHEG